Oaktree Capital Group, LLC 333 South Grand Avenue, 28th floor Los Angeles, CA 90071 p 213 830-6300 www.oaktreecapital.com

March 25, 2014
VIA EDGAR
Hugh P. West
Accounting Branch Chief
Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Mailstop 4631
Washington, D.C. 20549

Re:	Oaktree Capital Group, LLC
Form 10-K for Fiscal Year Ended December 31, 2013
Filed February 28, 2014
File No. 001-35500
Dear Mr. West:
On behalf of Oaktree Capital Group, LLC (“we” or “our”), we acknowledge receipt of the comment letter of the staff (the “Staff”) of the Division of Corporation Finance of the Securities and Exchange Commission, dated March 20, 2014, regarding our Form 10-K for the fiscal year ended December 31, 2013. Pursuant to a conversation between a member of the Staff and our counsel, we will provide our responses to such letter by April 18, 2014.
Please do not hesitate to call me at (213) 830-6333 with any questions you may have regarding this letter.

Very truly yours,

/s/ David M. Kirchheimer

David M. Kirchheimer
Chief Financial Officer

cc:	Securities and Exchange Commission
Sasha Pechenik